Exhibit 10.1

IRREVOCABLE UNDERTAKING

This agreement is made this 18th day of March 2012 (the Agreement).

BETWEEN:

(1)	UNITED PARCEL SERVICE, INC., a corporation organised and existing under the laws of the State of Delaware, having its address at 55 Glenlake Parkway, Atlanta, Georgia 30328, USA (the Offeror); and

(2)	POSTNL N.V., a public company with limited liability (naamloze vennootschap), incorporated under the laws of The Netherlands, having its registered seat at ‘s-Gravenhage, The Netherlands and its address at Prinses Beatrixlaan 23, 2595 AK ‘s-Gravenhage, The Netherlands (the Shareholder).

The parties mentioned above are hereinafter also collectively referred to as the Parties and individually as a Party.

WHEREAS:

(A) The Shareholder is the holder of 162,130,035 ordinary shares (the Current Shareholding) in TNT Express N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of The Netherlands, having its statutory seat in Amsterdam, The Netherlands (the Company), constituting approximately 29.8% of the total issued and outstanding ordinary shares of the Company.

(B) On 7 April 2011, the Company and the Shareholder entered into a relationship agreement setting out certain arrangements in respect of the Current Shareholding (the Relationship Agreement), which was retained by the Shareholder as a result of the statutory demerger of the Company from the Shareholder.

(C) The Offeror contemplates to make, or have a wholly-owned subsidiary make, a public offer to acquire all the issued and outstanding ordinary shares with a nominal value of EUR 0.08 each of the Company (the Shares) against a consideration in cash of EUR 9.50 per share (the Offer Price) (which price includes any (interim) dividends and other distributions that may be declared and/or paid in the period between the date of this Agreement and completion of the Offer, except for a financial year 2011 final dividend payment not exceeding EUR 0.004 per Share) (the Offer).

(D) The Offer, if and when made, will be made pursuant to a merger protocol between the Offeror and the Company (the Merger Protocol).

(E) The Offeror wishes to secure the acceptance of the Offer by the Shareholder in respect of all Shares held by the Shareholder.

(F) The Shareholder is supportive of the Offer and is willing to (i) tender its Shares under the Offer and (ii) support the Offeror in taking the actions necessary for a successful completion of the Offer, including the voting in favour of certain shareholder resolutions proposed by the Offeror, as further set out in this Agreement.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.	CONDITION PRECEDENT

1.1	This Agreement and all rights and obligations contained therein are conditional (and will only enter into force) upon the execution of the Merger Protocol by the Offeror and the Company.

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2.	IRREVOCABLE UNDERTAKING TO TENDER SHARES

2.1	Subject to the terms of this Agreement, the Shareholder hereby irrevocably undertakes to and agrees with the Offeror:

(a)	to accept the Offer in respect of:

(i)	the Current Shareholding; plus

(ii)	any Shares acquired by the Shareholder between the signing of this Agreement and the Settlement Date (as defined in clause 2.4 below); minus

(iii)	any Shares sold and/or transferred by the Shareholder between the date of this Agreement and the Settlement Date as permitted pursuant to clause 2.7,

(the Shares referred to under (i), (ii) and (iii) together the Subject Shares); and

(b)	to tender the Subject Shares under and in accordance with the terms and conditions of the Offer.

2.2	The Shareholder hereby confirms and represents to the Offeror that as at the date of this Agreement, the Shareholder (i) holds the Current Shareholding, (ii) has the full legal and beneficial ownership in respect of all Shares that constitute the Current Shareholding and (iii) has the power to dispose thereof, subject to the limitations set out in the Relationship Agreement.

2.3	The Shareholder’s irrevocable acceptance of the Offer in respect of the Subject Shares pursuant to this Agreement shall be made on or before the last day of the initial tender period of the Offer in accordance with the terms and conditions set out in the offer document (biedingsbericht) to be published in connection with the Offer (the Offer Document).

2.4	The Subject Shares shall be tendered free from any pledge or other security interest (collectively, Liens) and with all rights attaching to the Subject Shares at the date of settlement of the Offer (the Settlement Date).

2.5	Until (i) the Offer is declared unconditional (gestand wordt gedaan), (ii) the Offer is withdrawn or (iii) the Shareholder’s obligations under this Agreement terminate in accordance with the terms of this Agreement, the Shareholder shall not, directly or indirectly, solicit any third party to make an offer by such third party for all or part of the Shares.

2.6	Until (i) the Offer is declared unconditional (gestand wordt gedaan), (ii) the Offer is withdrawn or (iii) the Shareholder’s obligations under this Agreement terminate in accordance with the terms of this Agreement, the Shareholder will not:

(a)	sell, transfer, grant any option over or otherwise dispose of, or bring about a transaction in, any of the Subject Shares or any interest in any of the Subject Shares, except under the Offer or as permitted pursuant to clause 2.7;

(b)	commit any act that could restrict or otherwise affect such Shareholder’s legal power, authority and/or right to vote in respect of any or all of its Subject Shares as required by this Agreement;

(c)	grant any Lien over or in respect of any of the Subject Shares; or

(d)	withdraw the acceptance referred to in clause 2.3 above.

2.7	After 19 September 2012, the Shareholder shall be permitted to sell and/or transfer and/or create Liens in respect of up to a maximum of 54,320,242 Shares.

3.	FURTHER UNDERTAKINGS OF THE SHAREHOLDER

3.1	With effect from the date of this Agreement and until this Agreement terminates in accordance with its terms, the Shareholder shall vote in favour of any resolutions proposed to the general meeting of shareholders of the Company as contemplated by the Merger Protocol.

3.2	Subject to the Offeror having declared the Offer unconditional and settlement of the Offer having taken place, the Shareholder hereby agrees with the Offeror to set up and maintain a dedicated, bankruptcy-proof escrow fund (the Escrow Fund) in an amount equal to the Escrow Amount (as defined below). The sole and exclusive purpose of the Escrow Fund and the monies held therein from time to time (the Permitted Purpose) shall be to repay, repurchase or otherwise reduce the outstanding obligations (including, without limitation, as to repayment of principal, payment of interest and payment of any break or other fees or costs, in each case whether or not required to be paid) of the Shareholder and its group companies (as defined in article 2:24b of the Dutch Civil Code) from time to time (together, the Shareholder Group) in connection with the following outstanding bonds of (any member of) the Shareholder Group (the Bonds):

(a)	the 3.875% Eurobond 2005-2015 (EUR 400,000,000);

(b)	the 5.375% Eurobond 2007-2017 (EUR 650,000,000); and

(c)	the 7.50% Eurobond 2008-2018 (GBP 450,000,000).

The Offeror and the Shareholder agree that the Shareholder shall have full discretion as to the timing and manner of application of the Escrow Amount or any part thereof, provided that (i) the monies held from time to time in the Escrow Fund may solely be used for the Permitted Purpose and (ii) the Shareholder shall in any event not refrain from making any required payment in connection with the Bonds if and to the extent funds are available in the Escrow Account.

The Shareholder hereby undertakes to the Offeror to have the Escrow Fund fully set up and implemented (including as to payment into the Escrow Fund of the Escrow Amount) by no later than five (5) Business Days after the Settlement Date. Sufficiently prior to such set-up and implementation of the Escrow Fund, the Shareholder will provide the Offeror with final drafts of all documentation in connection with the Escrow Fund for verification purposes, which documentation shall not be entered into by the Shareholder without prior written consent of the Offeror (which consent shall not be withheld or delayed if such documentation complies with the provisions of this clause 3.2).

The Escrow Amount shall be an amount of EUR 700,000,000 (in words: seven hundred million euro), less any payments made by any member of the Shareholder Group on account of payment of any principal amount outstanding under the Bonds between the date of this Agreement and the Settlement Date.

4.	INTENTIONS OF THE OFFEROR

4.1	It is the intention of the Offeror to:

(a)	issue a joint public announcement with the Company in connection with the Offer announcing that they have reached conditional agreement on the terms of the Offer (the Joint Public Announcement) as soon as possible after the execution of this Agreement; and

(b)	release the Offer Document in accordance with the timetable applicable to public offers as set out in the Decree on Public Offers Wft (Besluit Openbare Biedingen Wft), including such timetable following any exemptions granted by the Authority for the Financial Markets (Autoriteit Financiële Markten) (the Decree).

5.	TERMINATION OF THIS AGREEMENT

5.1	This Agreement shall terminate in the event of either the Offeror or the Company having terminated the Merger Protocol.

5.2	In addition to clause 5.1 and subject to clause 5.3, this Agreement shall terminate immediately if:

(a)	the Joint Public Announcement is not released by 19 March 2012; or

(b)	the Offer Document is not released and the Offer is not commenced in accordance with the statutory timetable applicable to the Offer as referred to in clause 4.1(b) and ultimately on 31 July 2012; or

(c)	the Offer is withdrawn; or

(d)	in case of a Competing Offer (as such term is defined in the Merger Protocol):

(i)	the Offeror not having made a Matching Revised Offer (as such term is defined in the Merger Protocol) within the time period agreed between the Offeror and the Company in the Merger Protocol or the Offeror having informed the Company that it does not wish to exercise its Matching Right (as such term is defined in the Merger Protocol); and

(ii)	the Boards (as defined in the Merger Protocol) having withdrawn or modified the Recommendation (as defined in the Merger Protocol); or

(e)	the Offer is not declared unconditional (gestand wordt gedaan):

(i)	in accordance with its terms and conditions within 3 business days following expiry of the tender period, or a potential extended tender period, as the case may be, as will be further set out in the Offer Document; or

(ii)	by 28 February 2013; or

(f)	the Shareholder is obliged, in its reasonable opinion, to tender the Subject Shares in whole or in part under another public offer for the Company pursuant to the terms of the Relationship Agreement (as they apply from time to time); or

(g)	settlement (gestanddoening) of the Offer has taken place.

5.3	Upon termination of this Agreement pursuant to:

(a)	clause 5.2(g), clauses 3.2 and 6 through 10 shall remain in full force and effect; and

(b)	clause 5.2(a), 5.2(b), 5.2(c), 5.2(d), 5.2(e) or 5.2(f), clauses 6 through 10 (but, for the avoidance of doubt, not clause 3.2) shall remain in full force and effect.

6.	CONFIDENTIALITY AND ANNOUNCEMENTS

6.1	Except as otherwise agreed in this clause 6, no Party shall, without the written approval of the other Party, disclose or provide this Agreement to anyone, except to the extent that it is obliged to make such a disclosure pursuant to applicable law, regulations or (stock exchange or other applicable) rules or order of a court or other governmental authority. Where reasonably possible, the disclosing Party shall, prior to disclosure, consult the other Party about the form and contents of such disclosure.

6.2	The Shareholder agrees to references to the Shareholder and this Agreement in the Joint Public Announcement and any other announcement to be made in connection with the Offer pursuant to applicable law, the rules and regulations of NYSE Euronext Amsterdam or rules applicable to public offers in The Netherlands and any equivalent references in the Offer Document.

6.3	Before the issuance of the Joint Public Announcement, no announcements or disclosures in relation to the signing, execution and contents of this Agreement shall be made by either Party without the prior written consent of the other Party, except where required in order to comply with applicable law or regulations, provided that each Party, to the extent lawful and reasonably practicable, shall in connection with any such announcement or disclosure:

(a)	give the other Party reasonable advance written notice; and

(b)	disclose only such information as is required on the basis of the above.

6.4	Immediately upon issuance of the Joint Public Announcement by the Offeror, the Shareholder shall issue a press release in the form as set out in Annex 1.

6.5	For the avoidance of doubt, nothing in this clause 6 shall prejudice the timing and scope of disclosure obligations under applicable law, the rules and regulations of a relevant stock exchange or public offer rules in The Netherlands.

7.	MISCELLANEOUS

7.1	All amendments or additions to this Agreement must be in writing and signed by or on behalf of each party.

7.2	Each party shall pay its own costs and expenses incurred in the preparation, execution and enforcement of this Agreement.

7.3	This Agreement is without prejudice to any relevant legal and regulatory provisions in The Netherlands or other relevant jurisdictions regarding inter alia, notification of securities transactions and prevention of insider trading that may apply to the Offeror and/or the Shareholder.

7.4	This Agreement and the documents referred to herein contain the whole agreement between the parties relating to the Offer and supersede all previous agreements, whether oral or in writing, between the parties relating to such transactions and other matters.

7.5	Except where the context requires otherwise, in this agreement the expression the Offer extends to any improved offer on behalf of the Offeror, whether voluntary or mandatory, contested or uncontested.

8.	NOTICES

A notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally or sent by registered express mail (and air mail if overseas) or by email to the party due to receive the notice or communication, at its address or email address set out hereunder or another address specified by that party by written notice to the others.

The Offeror

To:	United Parcel Service, Inc.
For the attendance of:	Richard Peretz
Address:	55 Glenlake Parkway, Atlanta, Georgia 30328, USA
E-mail address:	rperetz@ups.com

With written copies:

To:	United Parcel Service, Inc.
For the attendance of:	Jeff Firestone
Address:	55 Glenlake Parkway, Atlanta, Georgia 30328, USA
E-mail address:	jfirestone@ups.com

and

To:	Freshfields Bruckhaus Deringer LLP
For the attendance of:	Alexander Doorman
Address:	Strawinskylaan 10, 1077 XZ Amsterdam, The Netherlands
E-mail address:	alexander.doorman@freshfields.com

The Shareholder

To:	PostNL N.V.
For the attendance of:	Cees Visser
Address:	Prinses Beatrixlaan 23, 2595 AK ‘s-Gravenhage, The Netherlands
E-mail address:	cees.visser@postnl.nl

With a written copy:

To:	Stibbe N.V.
For the attendance of:	Egbert Vroom
Address:	Strawinskylaan 2001, 1077 ZZ Amsterdam, The Netherlands
E-mail address:	egbert.vroom@stibbe.com

9.	WAIVER OF CERTAIN PROVISIONS OF RELATIONSHIP AGREEMENT

The Shareholder acknowledges that (i) the Offeror and the Company agreed in the Merger Protocol that the Company will waive any and all rights it may have vis-à-vis the Shareholder pursuant to clause 6.2 of the Relationship Agreement, subject to the condition subsequent (ontbindende voorwaarde) of termination of this Agreement pursuant to its terms and (ii) the Company has given written notice of such waiver to the Shareholder.

10.	GOVERNING LAW AND JURISDICTION

This Agreement is governed by, and shall be construed in accordance with, the laws of The Netherlands. Any dispute arising out of or in connection with this Agreement will be finally settled by arbitration in accordance with the rules of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut). The arbitral tribunal will be composed of three arbitrators appointed in accordance with those rules. The place of the arbitration will be Amsterdam, The Netherlands. The language of the arbitration will be English. The arbitrators will decide according to the rules of law. This paragraph shall also apply to disputes between the parties to this Agreement arising in connection with agreements that are connected with this Agreement, unless the relevant agreement expressly provides otherwise.

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As agreed and signed in two counterparts on the date first above written.

UNITED PARCEL SERVICE, INC.

/s/ D. Scott Davis
By:	D. Scott Davis
Title:	Chief Executive Officer and Chairman

POSTNL N.V.

/s/ H.M. Koorstra
By:	H.M. Koorstra
Title:	CEO and Chairman of the Board of Management

Annex 1	Agreed form press release

PostNL has signed an irrevocable undertaking with UPS in support of UPS’ offer for TNT Express

Today United Parcel Service, Inc. (“UPS”) and TNT Express N.V. (“TNT Express”) jointly announced that they have reached agreement by entering into a Merger Protocol on an all-cash public offer by UPS for all issued and outstanding ordinary shares of TNT Express (the “TNT Shares”) at an offer price of € 9.50 for each TNT Share (the “Offer”).

PostNL N.V. (“PostNL”), holding approximately 29.8% of the TNT Shares, has irrevocably undertaken to tender all TNT Shares held by it under the Offer subject to customary undertakings and conditions (the “Irrevocable Undertaking”). The Irrevocable Undertaking terminates, inter alia, upon termination of the Merger Protocol between UPS and TNT Express. PostNL may furthermore terminate the Irrevocable Undertaking in the event that the executive and supervisory boards of TNT Express revoke their recommendation of the Offer upon a bona fide third-party offeror making an offer which exceeds the offer price by at least 8% that is considered by the executive and supervisory boards of TNT Express to be substantially more beneficial to TNT Express and that is not matched by UPS.

In the context of the Offer, UPS and TNT Express agreed that TNT Express will not invoke certain provisions of the Relationship Agreement dated 7 April 2011 between PostNL and TNT Express. If the Offer has not been declared unconditional (‘gestand gedaan’) ultimately on 19 September 2012, PostNL shall be permitted to sell and/or transfer up to a maximum of 54,320,242 TNT Shares held by it (being approximately 10% of the total issued and outstanding share capital of TNT Express at the date hereof).

If the Offer will be effected at the offer price of € 9.50 for each TNT Share, it is expected that PostNL will receive a cash amount of approximately € 1,540 million. PostNL will put an amount of €700 million of the proceeds of the sale of all its TNT Shares in an escrow account which will be used for the purpose of the reduction of its debt, in line with PostNL’s financial policy.

This announcement does not constitute an offer to purchase or the solicitation of an offer to sell any securities, nor shall there be any sale or purchase of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About PostNL

PostNL processes 8.7 billion addressed postal items (including 106 million parcels) each year and delivers to addresses in the Benelux, Germany, the UK and Italy. PostNL’s main business is mail, parcels and e-commerce. The company also provides services in the area of data and document management, direct marketing and fulfilment. PostNL employs some 65.500 people. In 2011 the company generated a turnover of nearly 4.3 billion euros.